EXHIBIT 4.1

                                 Kevin McKnight
                             33 S.E. 7th St. Suite C
                              Boca Raton, FL 33432
                                 (516) 561-6620


December 6, 2004

Dtomi, Inc.
200 9th Avenue North
Suite 200
Safety Harbor, FL 34965

Re: Business developmental services

This letter sets forth the agreement between Dtomi, Inc. and Kevin McKnight, concerning consulting services rendered to Dtomi, Inc. from December 6, 2004 and continuing through March 6, 2005 (3 months).

Dtomi, Inc. is desirous of having Kevin McKnight provide business development services. In addition, Kevin McKnight will investigate opportunities with other companies who may be potential partners for technological development with
Dtomi, Inc. Kevin McKnight will use his best efforts to maintain the confidential nature of the proprietary or confidential information.

As compensation for its services Dtomi, Inc. shall issue Kevin McKnight three hundred thousand free trading common shares of Dtomi, Inc., of which three hundred thousand shares are due upon counter-signature of the agreement.

Dtomi, Inc. acknowledges that Kevin McKnight is acting as an independent contractor and not as an employee of Dtomi, Inc. as such neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other.

Dtomi, Inc agrees to indemnify Kevin McKnight and hold him harmless for any acts, losses, claims, damages, liabilities or expenses arising out of any action or course of action brought against Kevin McKnight in connection with its rendering services under this agreement.

I hereby agree to conduct all activities, and to cause any entity of which I am a stockholder, partner, member, director or employee to conduct it's activities on behalf of Dtomi, Inc. in full compliance with all applicable laws.

This  agreement  shall be  construed  according  to the laws of the State of New
York.


---------------------------------           ------------------------------
Kevin T. McKnight                           Dtomi, Inc.